Media Release	For immediate release

Coreworx completes Decision Dynamics Technology Acquisition

Combined Solution to Provide Unique Real-Time & Real-Cost View into Major Capital Project Status

Waterloo, ON – (May 3, 2010) – Coreworx Inc. (“Coreworx”), a subsidiary of Acorn Energy, Inc. (“Acorn”) (NASDAQ: ACFN), a leading provider of project information and cost control software used globally by energy industry leaders to manage major capital project execution risk, today announced that it has completed the acquisition of all of the outstanding shares of Decision Dynamics Technology Ltd. (“Decision Dynamics” or “DDY”)(TSX-V:DDY) in consideration for the issuance of 1,000,000 shares of Acorn common stock to the Decision Dynamics shareholders. The transaction was approved by DDY shareholders on Tuesday, April 27th and, having met the closing conditions, the sale of DDY to Coreworx was completed on Friday, April 30th.

“With approximately $3.2 million in 2009 sales, DDY’s proven product suite of real-time cost control and earned value management immediately enhances Coreworx’ existing major capital project management software,”  said John Moore, CEO of Acorn Energy.  “The combined capabilities provide a solution unique to the industry.”

DDY’s Oncore™ significantly advances Coreworx’ goal to revolutionize the tools that project managers use to keep large capital projects on track. By allowing front-line managers to see project costs in real-time, Oncore™ ensures project status is based on actual to budget comparisons and earned value formulas. Combined with Coreworx' current solutions with its document centric view of project status, that includes engineering drawings, contracts, licenses, plans etc., project staff are armed with unprecedented insight to make key decisions.

Joining these two approaches provides a real-time picture of project status from both a document completion point of view and an actual cost point of view. This detailed insight to major capital projects status is simply not available with other tools currently in the market place, ultimately resulting in greatly reduced project risk.

"The biggest risk in a project is labor cost and labor productivity. No one has yet been able to accurately measure productivity in the first 20% and last 20% of a project." said Allen Boudreaux, a member of the Coreworx Board of Directors and Executive VP at MMR Group, with over 30 years of contract management experience in the construction industry. “The addition of Oncore™ to the Coreworx suite solves the problem of tracking real-time labor costs and productivity, and ultimately provides an opportunity to manage these large front-end and back-end risk areas in a much more efficient and effective way”.

The Oncore™ and Coreworx Project Information Control solutions are currently available. Coreworx invites the combined customers and prospective customers of Coreworx and Decision Dynamics to join us for our annual User’s conference in Houston on June 2nd to hear more about this exciting combination.

About Coreworx:

Coreworx Inc. provides integrated project information and cost control solutions for large capital projects in the oil & gas, power and mining sectors. The Coreworx solution is a proven web-based enterprise software system that enables engineering and construction contractors and owner/operators to automate best practices, mitigate business risks and improve performance to budget throughout the entire project lifecycle. Coreworx services a portfolio of projects valued at over $500 billion across more than 50 countries, on more than 500 capital projects with nearly 70,000 users. Coreworx has offices in Houston, Baton Rouge, Calgary, Victoria and Waterloo. For more information, visit www.coreworxinc.com. Coreworx Inc. is an Acorn Energy company.

About Acorn Energy:

Acorn Energy, Inc. is a publicly-traded holding company with equity interests in CoaLogix, Coreworx, DSIT, GridSense and US Sensor Systems, Inc. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com.

Safe Harbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the business combination of DDY with Coreworx will achieve the anticipated efficiencies and results or that DDY’s and Coreworx’ combination of products will be accepted by the marketplace.  Factors which may cause results to differ from expectations include (i) difficulties in combining the operations of DDY and Coreworx, (ii) level of  market acceptance of DDY’s and Coreworx’ combined suite of products and (iii) risks associated with combining software companies and integrating their businesses.  A discussion of the risks and uncertainties which may affect Acorn Energy's and Coreworx’ businesses generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
(212) 554-5462
phenning@cameronassoc.com

Coreworx Contact:
Brett Shellhammer
(519) 772-3190
bshellhammer@coreworxinc.com